Exhibit 99.1

Spero Therapeutics Announces Third Quarter 2023 Operating Results and Provides a Business Update

Special Protocol Assessment Agreement with FDA for Phase 3 PIVOT-PO trial of tebipenem HBr; Trial expected to begin with First Patient, First Visit in 4Q 2023

Conference call and webcast at 4:30pm ET today

CAMBRIDGE, Mass., November 13, 2023 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company, focused on identifying, developing and commercializing treatments in high unmet need areas involving rare diseases and multi-drug resistant (MDR) bacterial infections, today announced financial results for the third quarter ended September 30, 2023, and provided a business update.

“Having made substantial progress across our late-stage programs throughout 2023, we look forward to important milestones before year-end,” said Sath Shukla, President, and Chief Executive Officer of Spero. “In our SPR720 program, enrollment for our Phase 2 clinical proof-of-concept trial, evaluating the product in non-tuberculous mycobacterial pulmonary disease, continues to advance. Enrollment of our first patients in the Phase 3 PIVOT-PO clinical trial of tebipenem HBr is expected to begin in the fourth quarter. Further, we expect to file an IND for SPR206, in the fourth quarter of this year, as well, with the goal of conducting a Phase 2 clinical trial in patients with hospital-acquired or ventilator-associated bacterial pneumonia.”

Program Highlights and Upcoming Anticipated Milestones

Tebipenem HBr

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Spero received written agreement from the U.S. Food and Drug Administration (FDA), under a Special Protocol Assessment (SPA), on the design and size of PIVOT-PO, a pivotal Phase 3 clinical trial of tebipenem HBr in patients with complicated urinary tract infection (cUTI), including acute pyelonephritis (AP).

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PIVOT-PO is a global, randomized, double-blind, pivotal Phase 3 clinical trial of oral tebipenem HBr vs. intravenous (IV) imipenem cilastatin, in hospitalized adult patients with cUTI/AP. Patients will be randomized 1:1 to receive tebipenem HBr (600 mg) orally every six hours, or imipenem cilastatin (500 mg) IV every six hours, for a total of seven to ten days. The primary efficacy endpoint will be overall response (composite of clinical cure plus microbiological eradication) at the test-of-cure visit. The primary analysis for the trial will be an assessment of non-inferiority (NI) in the microbiological intention-to-treat population, based on a 10% NI margin. The trial is designed to enroll approximately 2,648 patients, with randomization stratified by age, baseline diagnosis (cUTI or AP), and the presence or absence of urinary tract instrumentation. For further details on the trial, refer to clinicaltrials.gov identifier NCT06059846.

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Pursuant to its exclusive license agreement with GSK, Spero received a $30 million development milestone payment. Spero is also eligible to receive the following additional milestone/royalty payments under the terms of its license agreement with GSK, conditional upon achievement of certain progression of milestones: (1) up to an additional $120 million in development milestones as the Phase 3 clinical trial progresses; (2) up to $150 million in potential commercial milestones based on first commercial sales; (3) up to $225 million in potential sales-based milestones; and (4) low-single digit to low-double digit (if sales exceed $1 billion) tiered royalties on net product sales of tebipenem HBr in all territories, except Japan and certain other Asian countries.

SPR720

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Patient enrollment and dosing continues at 26 active sites in the ongoing Phase 2a clinical trial of SPR720, a potential novel first-line oral therapy for nontuberculous mycobacterial pulmonary disease (NTM-PD). The trial is expected to enroll up to 35 treatment-naïve or treatment-experienced participants with NTM-PD, who do not have treatment-refractory NTM-PD, due to Mycobacterium avium complex. The primary endpoint is evaluating changes in bacterial load in sputum samples from baseline to the end of the 56-day treatment period. Key secondary endpoints include assessments of clinical response, quality of life, pharmacokinetics, and safety and tolerability. Topline data are expected in the second half of 2024. For more information on the trial and its design, see ClinicalTrials.gov identifier NCT05496374.

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A paper, titled Nontuberculous mycobacterial pulmonary disease and the potential role of SPR720 (Kevin Winthrop et al), was published online, Oct 20, 2023, in the Expert Review of Anti-infective Therapy. The authors discuss the unmet need in NTM-PD, explaining that current treatment options are limited and the challenges of managing the disease, including length of therapy, poor efficacy, drug intolerance, recurrence, and resistance development. They reviewed data on SPR720 which demonstrated activity against a range of NTM species, including mycobacterium avium complex (MAC) and mycobacterium abscessus (MAB). Encouraging in vitro and pre-clinical data demonstrate that SPR720 is active both alone and in combination with standard-of-care agents, with no evidence of cross-resistance to such agents. The authors concluded that SPR720 should be studied further in the context of a multidrug regimen.

SPR206

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Spero is preparing to advance SPR206, a novel, investigational, IV administered next generation polymyxin antibiotic being developed to treat MDR Gram-negative bacterial infections, into a Phase 2 clinical trial in participants with hospital-acquired or ventilator-associated bacterial pneumonia. Spero expects to submit an Investigational New Drug (IND) application to the FDA to support the Phase 2 clinical trial in the fourth quarter of 2023. Funding of SPR206’s clinical development is currently being provided by the Department of Defense and National Institute of Allergy and Infectious Disease.

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The results from the Phase 1 bronchoalveolar lavage (BAL) study of SPR206 were published in a paper, titled Pharmacokinetics of SPR206 in Plasma, Pulmonary Epithelial Lining Fluid, and Alveolar Macrophages following Intravenous Administration to Healthy Adult Subjects (Keith Rodvold et al), in Antimicrobial Agents and Chemotherapy in June 2023. The results showed SPR206 to be well-tolerated and achieved lung exposures consistent with predicted therapeutic levels when administered three times daily at 100 mg.

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A paper, titled Safety and pharmacokinetics of SPR206 in subjects with varying degrees of renal impairment (Jon B. Bruss et al), was published in Antimicrobial Agents and Chemotherapy in October 2023. The paper summarizes the results of a study evaluating the safety, tolerability, and pharmacokinetic (PK) of SPR206 with a 100-mg single IV dose in subjects with normal renal function, subjects with varying degrees of renal impairment (RI), and subjects with end-stage renal disease (ESRD) on hemodialysis (HD). SPR206 was generally safe and well-tolerated, and the PK of SPR206 was well characterized in subjects with RI.

Management Update

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Effective August 1, 2023, Satyavrat “Sath” Shukla, Spero’s prior Chief Financial Officer and Treasurer, became President and Chief Executive Officer (CEO) of the company, and a member of the Board of Directors, Mr. Shukla succeeded Spero’s prior President and CEO, Ankit Mahadevia, M.D., who became Chairman of the Board of Directors, effective August 1, 2023.

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On November 1, 2023, Spero announced the appointment of Esther Rajavelu as the Company’s new Chief Financial Officer and Chief Business Officer. Ms. Rajavelu brings over 20 years of experience in growth strategy, investor relations, financing, and M&A.

Third Quarter 2023 Financial Results

Spero reported a net loss for the third quarter ended September 30, 2023, of $3.2 million or $0.06 per basic and diluted share of common stock, compared to a net loss of $11.7 million or $0.33 per basic and diluted share of common stock reported for the same period in 2022.

Total revenues for the third quarter of 2023 were $25.5 million, compared with revenues of $2.0 million in the third quarter of 2022. Revenues were approximately $23.5 million higher year over year primarily due to $23.2 million in collaboration revenue related to the license agreement with GSK in the third quarter of 2023.

Research and development expenses for the third quarter of 2023 were $16.4 million, compared with $7.4 million of research and development expenses for the same period in 2022. This year over year increase, of approximately $9 million, was primarily due to higher direct costs related to the tebipenem HBr and SPR720 programs. These included increased clinical activity related to the ongoing Phase 2a clinical trial of SPR720 as well as startup clinical activities and increased preclinical activities related to the planned Phase 3 clinical trial of tebipenem HBr.

General and administrative expenses for the third quarter of 2023 were $5.7 million compared with $6.6 million in the same period in 2022. The decrease year over year was primarily a result of decreased personal related costs, as well as lower facility and other related expenses, offset in part by an increase in professional and consultant fees.

An impairment expense was incurred in the third quarter of 2023, as the Company concluded that it no longer had need for commercial manufacturing of tebipenem HBr, provided under a service agreement with Savior Lifetec Corporation. An impairment expense of $5.3 million was recorded as the Company fully impaired the long-term asset, related to the Savior service agreement.

As of September 30, 2023, Spero had cash and cash equivalents of $93.8 million. The Company believes that its cash and cash equivalents will be sufficient to provide funding into the second half of 2025.

For further details on Spero’s financials, including results for the nine-month period ended September 30, 2023, refer to Spero’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (SEC) today.

Conference Call and Webcast

Spero will host a conference call and webcast today at 4:30 p.m. ET. To access the call, please dial 1-877-704-4453 (domestic) or 1-201-389-0920 (international) and refer to conference ID 13741831 or click on this link and request a return call. The conference call will also be webcast live and can be accessed through this website link, and on Spero’s website at www.sperotherapeutics.com on the “Events and Presentations” page under the “Connect” tab. An archived webcast will be available on Spero’s website for 30 days following the presentation.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Department of Defense

Select SPR206 studies are supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing novel treatments for bacterial infections, including multi-drug resistant bacterial infections and rare diseases.

•	Spero Therapeutics is developing SPR720 as a novel oral therapy candidate for the treatment of a rare, orphan pulmonary disease caused by non-tuberculous mycobacterial infections.

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Tebipenem HBr is an investigational drug in the United States being developed for the treatment of cUTI, including pyelonephritis, caused by certain bacteria, in adult patients who have limited treatment options; tebipenem HBr is not FDA-approved.

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Spero Therapeutics also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is in development to treat MDR Gram-negative infections in the hospital setting.

For more information, visit www.sperotherapeutics.com

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, as well as the regulatory path forward for tebipenem HBr and potential FDA approval, the potential commercialization of tebipenem HBr and its future value, the potential receipt of milestone payments and royalties on future sales under the GSK license agreement, and Spero’s cash runway. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether tebipenem HBr, SPR720 and SPR206 will advance through the clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s ongoing leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Investor Relations and Strategic Finance

IR@sperotherapeutics.com

(617) 798-4039

Media Inquiries:

Lora Grassilli, Health Media Relations

Zeno Group

lora.grassilli@zenogroup.com

646-932-3735

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	September 30, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$93,825	$109,107
Other assets	13,276	15,695

Total assets	$107,101	$124,802

Total liabilities	53,396	48,868
Total stockholder’s equity	53,705	75,934

Total liabilities and stockholders’ equity	$107,101	$124,802

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Grant revenue	$2,091	$924	$5,349	$3,843
Collaboration revenue	23,382	1,082	24,910	$2,225

Total revenues	25,473	2,006	30,259	6,068
Operating expenses:
Research and development	16,393	7,360	34,883	32,504
General and administrative	5,708	6,632	19,121	29,988
Impairment of long-term asset	5,306	—	5,306	—
Restructuring	—	(152)	—	11,697

Total operating expenses	27,407	13,840	59,310	74,189

Loss from operations	(1,934)	(11,834)	(29,051)	(68,121)
Other income (expense)	940	159	2,877	(5,065)

Net loss before income taxes	(994)	(11,675)	(26,174)	(73,186)

Income tax expense	(2,211)	—	(2,211)	—

Net loss	$(3,205)	$(11,675)	$(28,385)	$(73,186)

Net loss attributable to common shareholders of Spero Therapeutics, Inc.	$(3,205)	$(11,675)	$(28,385)	$(73,186)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.06)	$(0.33)	$(0.54)	$(2.16)
Weighted average shares outstanding, basic and diluted:	52,710,280	35,882,076	52,603,709	33,834,198